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Exhibit 12

LIBERTY MEDIA CORPORATION
CALCULATION OF RATION OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

	3 MONTHS ENDED MARCH 31,
			YEAR ENDED DECEMBER 31,			10 MONTHS ENDED DECEMBER 31, 1999	2 MONTHS ENDED FEBRUARY 28, 1999
								YEAR ENDED DECEMBER 31, 1998
	2003	2002	2002	2001	2000
Earnings (losses) before income taxes, minority interest and share of losses of affiliates	$177	$859	$(4,748)	$(5,976)	$6,441	$(2,260)	$203	$2,072
Add:
Interest expense, including amortization of capitalized expenses related to indebtedness	100	108	423	525	246	288	26	104
Estimate of the interest within retal expense	5	6	23	25	17	10	1	9
Distributed income of equity affiliates	1	22	26	7	17	7	2	7

Earning available for fixed charges	$283	995	(4,276)	(5,419)	6,721	(1,995)	232	2,192

Fixed Charges:
Interest expense, including amortization of capitalized expenses related to indebtness	$100	108	423	525	246	288	26	104
Estimate of the interest within rental expense	5	6	23	25	17	10	1	9

Total fixed charges	$105	114	446	550	263	298	27	113

Ration of earnings to fixed charges	2.70	8.73	—	—	25.56	—	8.59	19.40
Deficiency	$—	—	(4,722)	(5,969)	—	(2,253)	—	—

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LIBERTY MEDIA CORPORATION CALCULATION OF RATION OF EARNINGS TO FIXED CHARGES (DOLLARS IN MILLIONS)